Exhibit 10.11

February 1, 2018

Niall O’Donnell, Ph.D.

[...***...]

Re:     Position as President and Chief Executive Officer of Reneo Pharmaceuticals, Inc.

Dear Dr. O’Donnell:

This letter confirms, on behalf of Reneo Pharmaceuticals, Inc. (the “Company”), the terms on which you will continue to serve as President and Chief Executive Officer of the Company.

As President and Chief Executive Officer, you shall report to the Company’s Board of Directors (“Board”) and shall perform such duties as are customarily associated with the position of President and Chief Executive Officer and such other duties as are assigned to you by the Board.

As compensation for your service as President and Chief Executive Officer, on January 31, 2018, the Board approved, contingent and effective upon (i) receipt by the Company of a final 409A valuation report performed by an independent valuation firm and an affirmative determination by the Board of the fair market value of the Company’s Common Stock (the “Common Stock”) and (ii) you providing services to the Company at such time, the grant of an option to you to purchase 378,425 shares of Common Stock with an exercise price per share equal to the fair market value of a share of Common Stock on the date such grant becomes effective (the “Gran?). The Grant is governed by the terms and conditions of the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”), and your grant agreement, and includes a vesting schedule under which the shares subject to the Grant vest in a series of twenty-four (24) successive equal monthly installments measured from January 1, 2018, subject to your Continuous Service (as defined in the Plan) as of each such date. In the event that you (i) are terminated by the Company without Cause (as defined in the Plan) or (ii) resign for Good Reason (as defined in the Company’s Severance Benefit Plan), the vesting of the Grant shall be accelerated in full. With the exception of the Grant, you will not receive any base salary, annual bonus, or other compensation or benefits for your service as President and Chief Executive Officer.

The Company will also reimburse you for reasonable out-of-pocket expenses incurred in connection with your service as President and Chief Executive Officer in accordance with the Company’s established reimbursement policies.

As a Company employee, you will be expected to abide by Company rules and policies. You also agree to continue to abide by the terms and conditions of that certain Employee

Confidential Information and Invention Assignment Agreement between you and the Company dated February 1, 2018 as may be amended from time to time (the “CIIAA”).

Your employment with the Company is “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement approved by the Board.

This letter, along with the CIIAA and the documentation reflecting the Grant referred to herein, constitute the entire agreement between you and the Company regarding the subject matter hereof. This letter supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in a writing signed by you and a duly authorized officer of the Company.

If the terms of this letter are acceptable to you, please sign and date this letter below and return it to me, retaining a copy for your records.

Very truly yours,

RENO PHARMACEUTICALS, INC.

/s/ Michael Grey
Michael Grey
Executive Chairman

Accepted and agreed:

/s/ Niall O’Donnell
Niall O’Donnell, Ph.D.

Date: 2/20/2018